UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2014

GOLDEN GATE PARTNERS, INC.
(Exact name of registrant as specified in its Charter)

Delaware	001-32574	87-0745202
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

855 Bordeaux Way, Suite 200, Napa, California	94558
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (707) 255-9880

                                 Golden Gate Homes, Inc.
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective January 6, 2014, Steven Gidumal resigned from the Board of Directors of Golden Gate Partners, Inc. (formerly Golden Gate Homes, Inc.) (the “Company”), and Vitaly Nistratov was elected to the Board to fill the newly created vacancy.  Mr. Gidumal’s resignation was not a result of any disagreement with the Company.

A change in control of the Company occurred on June 18, 2013 when TA Partners, Inc., a privately held Nevada corporation (“TAP”), acquired 1,173,435 shares of Common Stock from each of Steven Gidumal. and Brandon Birtcher, an aggregate of 1,173,435 shares of Common Stock from two trusts of which Tim Wilkens is the trustee, The Wilkens 2000 Trust and The Wilkens 2003 Trust, 45,606 shares of Common Stock from a former officer of the Company, and 50,000 shares of Common Stock from an unrelated third party, theretofore owned by them separately, for an aggregate of 3,615,911 shares of Common Stock, representing approximately 94.2% of the outstanding shares of Common Stock and the controlling interest in the Company.

Verdom Realty Management LLC, a Delaware limited liability company (“Verdom”), owns all of the outstanding shares of stock of TAP.  Verdom Limited, a British Virgin Islands business company, owns all of the outstanding shares of Verdom, and a nominee shareholder holds all of outstanding shares of Verdom Limited for the benefit of Vitaly Nistratov.

Mr. Gidumal agreed to continue to serve as a Company director until the Company complied with Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder, and to resign promptly thereafter.  At the time of the change of control, Mr. Nistratov consented to serve as a director to replace Mr. Gidumal if so elected.

Like all of the Company directors, Mr. Nistratov will serve until the next annual meeting of the stockholders, and until his successor has been duly elected and qualified.  The following is the background of Mr. Nistratov:

For the past seven years, Vitaly Nistratov has been a private equity investor who primarily invests his own funds. From 1993 to 1998, Mr. Nistratov was a Senior Manager in Corporate Finance, Restructuring and Privatization Services, for Price Waterhouse in Moscow.  From 1998 to 2001, he was a Principal in Financial Advisory Services for KPMG in Moscow.  From 2002 to 2006, he was a Corporate Finance Director for CentreInvest Group, a brokerage and advisory company in Moscow.  Mr. Nistratov has a Diploma in Engineering from Moscow Technical University, a Diploma in International Economy, with Honors, from the Academy of Foreign Trade in Moscow, and a Diploma in Business Valuations from Moscow University of Statistics and Banking University.

Mr. Nistratov is expected to serve on the Company’s Audit Committee and its Nominating and Governance Committee.  The Company has not established standard compensation arrangements for its directors, and the compensation, if any, payable to each individual for his or her service on the Company’s Board will be determined (for the foreseeable future) from time to time by the Board of Directors based upon the amount of time expended by each of the directors on the Company’s behalf.

ITEM 5.07. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

In connection with the change of control of the Company described in “ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS” above, the Board of Directors of the Company determined to solicit the consent of its stockholders through a solicitation of written consents for the following purpose:

  1.           A proposal to amend the Company’s Third Amended and Restated Certificate of Incorporation:

● to change the name of the Company to “Golden Gate Partners, Inc.” (the "Corporate Name Change Amendment").

The Board of Directors fixed the record date for determining those stockholders entitled to give written consents as September 18, 2013.  The written consent tally was as follows:

	Consents “For”	Percentage of Consents “For”	Consents “Against” or Withheld	Abstains or Non- Consents	Percentage of Consents “Against”, Consents Abstaining or Non- Consents
Corporate Name Change Amendment	3,727,604	99.999%	2	3	0.001%

Accordingly, the proposal was approved, and the Company effected its name change by filing an amendment to the Company’s Third Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on January 8, 2014.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN GATE PARTNERS, INC.
(Registrant)

Date: January 9, 2014	By:	/s/ Tim Wilkens
Tim Wilkens,
Chairman and Chief Executive Officer